Exhibit 15.1
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF PIZZA INN, INC.
(As amended on October 18, 2006)
     This Charter identifies the purpose, composition, meeting requirements, committee responsibilities, annual evaluation procedures, investigations, and studies of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Pizza Inn, Inc., a Missouri corporation (the “Company”).
I. PURPOSE
     The Committee has been established to: (a) assist the Board in its oversight responsibilities regarding (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, and (3) the independent accountant’s qualifications and independence; (b) prepare the report required by the United States Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement; (c) retain and terminate the Company’s independent accountant; (d) approve audit and non-audit services to be performed by the independent accountant; and (e) perform such other functions as the Board may from time to time assign to the Committee. In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board, the independent accountant, and management of the Company.
II. COMPOSITION
     The Committee shall be composed of at least three, but not more than five, members (including a Chairperson), all of whom shall be “independent directors,” as such term is defined by the Sarbanes-Oxley Act of 2002 (“Act”), and in the rules and regulations of the SEC and the Nasdaq stock exchange. The members of the Committee and the Chairperson shall be selected annually by the Board and serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board. No person may be made a member of the Committee if his or her service on the Committee would violate any restriction on service imposed by any rule or regulation of the SEC or any securities exchange or market on which shares of the common stock of the Company are traded. All members of the Committee shall have a working familiarity with basic finance and accounting practices and be able to read and understand financial statements at the time of their appointment. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant. The Chairperson will maintain regular liaison with the chief executive officer, chief financial officer, and the lead partner of the independent accountant.
     Except for Board and Committee fees, a member of the Committee shall not be permitted to accept any fees paid directly or indirectly for services as a consultant, legal or financial advisor, or any other fees prohibited by the rules of the SEC and the Nasdaq stock exchange. In addition, members of the Committee shall not be an affiliated person (as defined by the Act, SEC, or Nasdaq) of the Company or any of its subsidiaries. Members of the Committee may receive his or her Board and Committee fees in cash, Company stock or options, or other in-kind consideration as determined by the Board or the Compensation Committee, as applicable, in addition to all other benefits that other directors of the Company receive.

III. MEETING REQUIREMENTS
     The Committee shall meet as necessary to enable it to fulfill its responsibilities. The Committee shall meet at the call of its Chairperson, preferably in conjunction with regular Board meetings. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore, in the absence of the Chairperson, and designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.
     The Committee may ask members of management, employees, outside counsel, the independent accountant, or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request.
     The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments, and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.
     As part of its responsibilities to foster free and open communication, the Committee should meet periodically with management and the independent accountant in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee, or at least its Chairperson, should meet with the independent accountant and management as necessary to review the Company’s financial statements prior to their public release consistent with the provisions set forth below in Section IV. The Committee may also meet from time to time with the Company’s investment bankers, investor relations professionals, and financial analysts who follow the Company.
IV. COMMITTEE RESPONSIBILITIES
     In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. In carrying out these responsibilities, the Committee will:
     A. Oversight of the Financial Reporting Process
1.	In consultation with the independent accountant discuss the integrity and quality of the organization’s financial reporting process, both internal and external.

2.	Consider the independent accountant’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting. Consider alternative accounting principles and estimates.

3.	Annually review major issues regarding the Company’s accounting principles and practices and its presentation of financial statements, including the adequacy of internal controls and plans by management to address any material internal control deficiencies.

4.	Discuss with management and legal counsel the status of pending litigation, taxation matters, compliance policies, and other areas of oversight applicable to the legal and compliance area as may be appropriate.

5.	Meet at least annually with the chief financial officer and the independent accountant in separate executive sessions.

6.	Review analyses prepared by management and the independent accountant of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any analysis of the effect of alternative methods under generally accepted accounting principles (“GAAP”) on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

7.	Review with management and the independent accountant the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.
     B. Review of Documents and Reports
1.	Review and discuss with management the Company’s annual audited financial statements and quarterly financial statements (including disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation”) and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountant, considering, as appropriate, whether the information contained in these documents is consistent with the information contained in the financial statements and whether the independent accountant and legal counsel are satisfied with the disclosure and content of such documents.

2.	Review and discuss with management and the independent accountant earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release but should generally discuss the types of information to be disclosed and the type of presentation to be made in any earnings release or guidance.

3.	Review reports from management and the independent accountant on the Company’s subsidiaries and affiliates, compliance with the Company’s code(s) of conduct, applicable law, and insider and related party transactions.

4.	Review with management and the independent accountant any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

5.	Assist management in preparing and approving the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

6.	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

7.	Review the audited financial statements and discuss them with management and the independent accountant. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of audit adjustments, whether or not recorded, and any such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited consolidated financial statements in the Company’s annual report on Form 10-K.

8.	Review any restatements of financial statements that have occurred or were recommended.
     C. Independent Accountant Matters
1.	Interview and retain the Company’s independent accountant, consider the accounting firm’s independence and effectiveness, and approve the engagement fee and other compensation to be paid to the independent accountant.

2.	On an annual basis, the Committee shall evaluate the independent accountant’s qualifications, performance, and independence. To assist in this undertaking, the Committee may request that the independent accountant submit a report (which report shall be reviewed by the Committee) describing (a) the independent accountant’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the accounting firm or by any inquiry or investigations by government or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent accountant, and any steps taken to deal with any such issues, and (c) all relationships the independent accountant has with the Company and relevant third parties to determine the independent accountant’s independence. In making its determination, the Committee shall consider auditing, consulting, tax services, information technology services, and other professional services rendered by the independent accountant and its affiliates. The committee should also consider whether the provision of any of these non-audit services is compatible with the independence standards under the guidelines of the SEC and of the Independence Standards Board and shall pre-approve the retention of the independent accountant for any non-audit services.

3.	Review on an annual basis the experience and qualifications of the senior members of the audit team. Discuss the knowledge and experience of the independent accountant and the senior members of the audit team with respect to the Company’s industry. The Committee shall ensure the regular rotation of the lead audit partner and audit review partner as required by law and consider whether there should be a periodic rotation of the Company’s independent accountant.

4.	Review the performance of the independent accountant and approve any proposed discharge of the independent accountant when circumstances warrant.

5.	Establish and periodically review the Company’s hiring policies for employees or former employees of the independent accountant to ensure that no conflicts exist by virtue of the Company’s employment during the previous twelve months, in a senior management position, former employees of the independent auditor.

6.	Review with the independent accountant any problems or difficulties the auditor may have encountered and any “management” or “internal control” letter provided by the independent accountant and the Company’s response to that letter. Such review should include:
(a)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any disagreements with management;

(b)	any accounting adjustments that were proposed by the independent accountant that were not agreed to by the Company;

(c)	communications between the independent accountant and its national office regarding any issues on which it was consulted by the audit team and matters of audit quality and consistency; and

(d)	any changes required in the planned scope of the audit.
7.	Communicate with the independent accountant regarding critical accounting policies and practices to be used in preparing the audit report, and such other matters as the SEC and the Nasdaq stock market may direct by rule or regulation.

8.	Oversee the independent accountant relationship by discussing with the independent accountant the nature and rigor of the audit process, receiving and reviewing audit reports and ensuring that the independent accountant has full access to the Committee (and the Board) to report on any and all appropriate matters.

9.	Following completion of the annual audit, review separately with each of management and the independent accountant any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information

10.	Discuss with the independent accountant prior to the audit the general planning and staffing of the audit.

11.	Obtain a representation from the independent accountant that Section 10A of the Securities Exchange Act of 1934 has been followed.

12.	Discuss any matters required by Statement on Auditing Standards No. 61.
D. Internal Control Matters
1.	Discuss with management policies with respect to risk assessment and risk management. Although it is management’s duty to assess and manage the Company’s exposure to risk, the Committee needs to discuss guidelines and policies to govern the process by which risk assessment and management is handled and review the steps management has taken to monitor and control the Company’s risk exposure.

2.	Establish regular and separate systems of reporting to the Committee by each of management and the independent accountant regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgments.

3.	Review with the independent accountant and management the extent to which changes or improvements in financial or accounting practices have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

4.	Advise the Board about the Company’s policies and procedures for compliance with applicable laws and regulations and the Company’s code(s) of conduct.

5.	Establish procedures for receiving accounting complaints and concerns and anonymous submissions from employees and others regarding questionable accounting matters.

6.	Periodically discuss with the chief executive officer and chief financial officer (a) significant deficiencies in the design or operation of the internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data, and (b) any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

7.	Take reasonable steps to ensure that no officer, director, or any person acting under their direction fraudulently influences, coerces, manipulates, or misleads the independent accountant for purposes of rendering the Company’s financial statements materially misleading.

8.	Review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Securities and Exchange Commission Regulation S-K, Item 404 (“Item 404”). “Related person” and “transactions” shall have the meanings given to such terms in Item 404, as amended from time to time.
     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountant.
V. ANNUAL EVALUATION PROCEDURES
     The Committee shall annually assess its performance to confirm that it is meeting its responsibilities under this Charter. In the review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of this Charter, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) frequency and length of meetings, and (e) the quality of written materials and presentations. The Committee may recommend to the Board such changes to this Charter as the Committee deems appropriate. The

Committee may also evaluate its objectivity, knowledge of the Company’s business, and judgment, as well as members’ attendance, preparation, and participation in meetings.
VI. INVESTIGATIONS AND STUDIES
     The Committee shall have the authority and sufficient funding to retain special legal, accounting or other consultants (without seeking Board approval) to advise the Committee. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities as described herein, and may retain, at the expense of the Company, independent counsel or other consultants necessary to assist the Committee in any such investigations or studies.
VII. MISCELLANEOUS
     Nothing contained in the Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. This Charter, and any amendments thereto, shall be displayed on the Company’s web site and a printed copy of such shall be made available to any shareholder of the Company who requests it.
     Charter approved and adopted by the Audit Committee and approved by the Board of Directors on April 15, 2003, and amended by approval and adoption of the Audit Committee and approval of the Board of Directors on October 18, 2006.

/s/ Ramon D. Phillips

Ramon D. Phillips, Chairman